Exhibit 1.2

Heart Test Laboratories, Inc.

AMENDMENT NO. 1 TO equity distribution AGREEMENT

November 9, 2023

Maxim Group LLC

300 Park Avenue, 16th Floor

New York, New York 10022

Ladies and Gentlemen:

Reference is made to that certain equity distribution agreement, dated as of September 18, 2023 (the “Sales Agreement”), by and between Heart Test Laboratories, Inc., a Texas Corporation (the “Company”), and Maxim Group LLC (the “Agent”). Capitalized terms used herein but not otherwise defined are used herein as defined in the Sales Agreement.

The Company and Agent (collectively, the “Parties”) wish to amend the Sales Agreement, pursuant to Section 15 of the Sales Agreement, on the terms and conditions set forth in this letter (this “Amendment”). Therefore, for and in consideration of the mutual covenants and agreements herein contained, and contained in the Sales Agreement, the Company, on the one hand, and the Agent, on the other hand, the Parties therefore hereby agree as follows:

1. Increase in the Aggregate Offering Price of Shares. The reference to “US$3,250,000” in the heading, introductory paragraph, Sections 2 and 7 of the Sales Agreement regarding the aggregate offering price of the shares of Common Stock is hereby amended and replaced with “US$10,000,000.”

2. Definition of Prospectus Supplement. The Parties agree that the definition of “Prospectus Supplement” under Section 1(a)(i) of the Sales Agreement shall include the prospectus supplement to the Base Prospectus, dated the date hereof, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act.

3. Increase in Legal Fees for the Agent. The reference to “US$35,000” in Sections 3(g) of the Sales Agreement regarding the actual and documented fees and out-of-pocket expenses of the Agent’s legal counsel is hereby amended and replaced with “US$65,000.”

4. Company Counsel Opinion. On or prior to the date hereof, the Company shall cause Foley Shechter Ablovatskiy LLP, counsel for the Company, to furnish to the Agent its written opinion and negative assurance letter, in form and substance reasonably acceptable to the Agent.

5. Governing Law. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING APPLICABLE LAW AND WAIVER OF JURY TRIAL SET FORTH IN SECTIONS 12 AND 16 OF THE SALES AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or electronic transmission.

7. Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Sales Agreement shall remain in full force and effect. As amended hereby, the Sales Agreement is ratified and confirmed in all respects. On and after the date of this Amendment, each reference in the Sales Agreement to the “Agreement”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Sales Agreement as amended by this Amendment.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company the enclosed duplicate of this Amendment, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Agent in accordance with its terms.

Very truly yours,

HEART TEST LABORATORIES, INC.

By:	/s/ Andrew Simpson
	Name:	Andrew Simpson
	Title:	Chief Executive Officer

Confirmed as of the date first above mentioned.

MAXIM GROUP LLC, as Agent

By:	/s/ Clifford A. Teller
	Name:	Clifford A. Teller
	Title:	Co-President

[Signature Page to Amendment No. 1 to Equity Distribution Agreement]